Exhibit 4.2

First Supplemental Indenture
between
M&T BANK CORPORATION
and
THE BANK OF NEW YORK
Dated as of January 31, 2008
Supplement to Junior Subordinated Indenture,
dated as of January 31, 2008

TABLE OF CONTENTS
ARTICLE I
Definitions

Section 1.1.	Definitions	2
ARTICLE II
General Terms and Conditions of the JSDs
ARTICLE III
Repayment of JSDs

Section 3.1.	Deposit of Repayment Amount	16
Section 3.2.	Repayment of JSDs	16
ARTICLE IV
Expenses

Section 4.1.	Expenses	16
ARTICLE V
Form of JSDs

Section 5.1.	Form of JSDs	17

-i-

ARTICLE VI
Original Issue of JSDs

Section 6.1.	Original Issue of JSDs	23
Section 6.2.	Calculation of Original Issue Discount	23
ARTICLE VII
Subordination

Section 7.1.	Senior Debt	24
Section 7.2.	Compliance with Federal Reserve Rules	25
ARTICLE VIII
Miscellaneous

Section 8.1.	Effectiveness	26
Section 8.2.	Modification of Supplemental Indenture	26
Section 8.3.	Miscellaneous	26
Section 8.4.	Successors and Assigns	26
Section 8.5.	Further Assurances	26
Section 8.6.	Effect of Recitals	26
Section 8.7.	Ratification of Indenture	27
Section 8.8.	Governing Law	27

-ii-

     First Supplemental Indenture, dated as of January 31, 2008 (the “Supplemental Indenture”), between M&T Bank Corporation, a New York corporation (the “Company”), having its principal office at One M & T Plaza Buffalo, New York 14203, and The Bank of New York, as trustee (hereinafter called the “Trustee”).
Recitals of the Company
     The Company and the Trustee entered into the Junior Subordinated Indenture, dated as of January 31, 2008 (the “Indenture”).
     M&T Capital Trust IV, a Delaware statutory trust (the “Trust”), has offered to the public its trust preferred securities known as 8.500% Enhanced Trust Preferred Securities (the “Capital Securities”), which are beneficial interests in the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its common securities (the “Trust Common Securities” and, together with the Capital Securities, the "Trust Securities”), in the JSDs (as defined herein).
     Section 9.1 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of securities of any series as permitted by Section 2.1 or 3.1 thereof.
     Pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture.
     The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.3 of the Indenture to the effect that execution of this Supplemental Indenture is authorized or permitted by the Indenture, and that all conditions precedent provided in the Indenture relating to such execution have been complied with.
     The Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the JSDs, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
     Now, therefore, this Supplemental Indenture witnesseth: For and in consideration of the premises and the purchase of the JSDs by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the JSDs, as follows:

ARTICLE I
Definitions
     Section 1.1. Definitions For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
          (a) Terms defined in the Indenture or the Amended Trust Agreement (as defined herein) have the same meanings when used in this Supplemental Indenture unless otherwise specified herein.
          (b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
          (c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.
          (d) Any reference herein to “interest” includes any Additional Interest.
     “Amended Trust Agreement” means the Amended and Restated Trust Agreement, dated as of January 31, 2008, among the Company, as depositor, The Bank of New York, as the Property Trustee, and BNYM (Delaware) as the Delaware Trustee.
     “Business Combination” means a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety by one Person to any other Person.
     “Calculation Agent” means The Bank of New York, or any other firm appointed by the Company, acting as calculation agent.
     “Capital Securities” has the meaning specified in the Recitals.
     “Common Equity Issuance Cap” has the meaning specified in Section 2.7(a).
     “Common Stock” means the common stock of the Company.
     “Company” has the meaning specified in the Recitals.
     “Current Stock Market Price” means, with respect to Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or if Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which Common Stock is traded or quoted on the relevant date, (ii) if Common Stock is not listed on any U.S. securities exchange on the relevant date the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if Common Stock is not so quoted the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

     “Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.5 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the amount deferred, all deferred amounts with respect to any subsequent period and all other accrued and unpaid interest on the JSDs. The settlement of all deferred interest pursuant to Section 2.5(c), whether it occurs on an Interest Payment Date or another date, will immediately terminate the Deferral Period.
     “Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Common Stock in excess of the Maximum Share Number and sales of Qualifying Preferred Stock in excess of the Preferred Stock Issuance Cap, respectively) to Persons that are not the Company’s Subsidiaries.
     “Federal Reserve” means the Board of Governors of the Federal Reserve System, together with the Federal Reserve Bank of New York, New York, or any successor federal bank regulatory agency having primary jurisdiction over the Company.
     “Guarantee Agreement” means the Guarantee Agreement between the Company, as guarantor, and The Bank of New York, as guarantee trustee, dated as of January 31, 2008.
     “Indenture” has the meaning specified in the Recitals.
     “Intent Based Replacement Disclosure” has the meaning specified in the Replacement Capital Covenant.
     “Interest Payment Date” has the meaning specified in Section 2.4.
     “Interest Period” means the period from, and including, any Interest Payment Date (or, in the case of the first Interest Period, January 31, 2008) to but excluding the next Interest Payment Date.
     “JSD” has the meaning specified in Section 2.1.
     “Make-Whole Redemption Price”, with respect to a redemption after the occurrence of a “Rating Agency Event”, shall be equal to
     (x) 100% of the principal amount of the JSDs being redeemed, plus accrued and unpaid interest to the Redemption Date, or
     (y) if greater, the sum of the present values of the principal amount of the JSDs and each interest payment thereon that would have been payable to and including January 31, 2013 (not including any portion of such payments of interest accrued as of the Redemption Date), discounted from January 31, 2013 or the applicable Interest Payment Date to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 0.50%, plus accrued and unpaid interest to the Redemption Date.
     “Market Disruption Event” means, with respect to the issuance or sale of Qualifying APM Securities pursuant to Section 2.7, the occurrence or existence of any of the following events or sets of circumstances:

          (i) Trading in securities generally (or in the Common Stock or Preferred Stock specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which Common Stock and/or Preferred Stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying APM Securities;
          (ii) The Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying APM Securities and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;
          (iii) A banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;
          (iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;
          (v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;
          (vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;
          (vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (vii) shall not exceed an aggregate of 90 days in any 180-day period; or

          (viii) The Company reasonably believes that the offering document for such offer and sale of Qualifying APM Securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (vii) above) and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (viii) shall not exceed an aggregate of 90 days in any 180-day period.
     “Maximum Share Number” has the meaning specified in Section 2.7(a)(iii).
     “Maturity Date” has the meaning specified in Section 2.2(a).
     “Parity Securities” means debt securities or guarantees of the Company that rank upon liquidation of the Company on a parity with the JSDs, and includes the JSDs.
     “Paying Agent” means, with respect to the JSDs, The Bank of New York or any other Person, including an affiliate of the Company, authorized by the Company to pay the principal of or interest on the JSDs on behalf of the Company.
     “Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business will principally be administered in a Place of Payment, which office at the date hereof in the case of The Bank of New York, in its capacity as Paying Agent with respect to the JSDs under the Indenture, is located at The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration.
     “Permitted Remedies” has the meaning specified in the Replacement Capital Covenant.
     “Preferred Stock” means the preferred stock of the Company.
     “Preferred Stock Issuance Cap” has the meaning specified in Section 2.7(a).
     “Prospectus Supplement” means the prospectus supplement dated January 24, 2008 to the prospectus dated February 14, 2005, pursuant to which the Capital Securities and the JSDs were offered to investors.
     “Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock and Qualifying Warrants.
     “Qualifying Preferred Stock” means non-cumulative perpetual preferred stock of the Company that (a) ranks pari passu with or junior to all other Preferred Stock and (b) either (x) is subject to a Qualifying Replacement Capital Covenant or (y) is subject to Intent Based Replacement Disclosure and has a provision that provides for mandatory suspension of distributions or the payment of distributions from Eligible Proceeds upon its failure to satisfy one or more financial tests set forth therein, and (c) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies.
     “Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.

     “Qualifying Warrants” means net share settled warrants to purchase Common Stock that (a) have an exercise price greater than the Current Stock Market Price as of the date the Company agrees to issue such warrants and (b) the Company is not entitled to redeem for cash and the holders of which are not entitled to require it to repurchase for cash in any circumstances.
     “Prior Junior Subordinated Debt Indentures” has the meaning specified in Section 7.1.
     A “Rating Agency Event” means an amendment, clarification or change has occurred in the equity credit criteria for securities such as the JSDs of any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that then publishes a rating for the Company (in this definition, a “rating agency”), which amendment, clarification or change results (i) in the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the JSDs or (ii) in a lower equity credit for the JSDs than the then applicable equity credit assigned by such rating agency on the date hereof.
     “Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of January 31, 2008, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof.
     “Responsible Officer” means, with respect to The Bank of New York in its capacity as Paying Agent, any officer within the Corporate Trust Department (or any successor department, unit or division of The Bank of New York) assigned to the Paying Agent Office of The Bank of New York, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture.
     “Securities Registrar” means, with respect to the JSDs, The Bank of New York, or any other firm appointed by the Company, acting as securities registrar for the JSDs.
     “Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business will principally be administered, which office at the date hereof in the case of The Bank of New York, in its capacity as Securities Registrar under the Indenture, is located at The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration.
     A “Supervisory Event” shall commence on the date the Company has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both (1) to sell Qualifying APM Securities and (2) to apply the net proceeds of such sale to pay deferred interest on the JSDs, and the Company has been notified that the Federal Reserve disapproves of either of these actions, and shall cease on the Business Day following the earlier to occur of (i) the 10th anniversary of the commencement of any Deferral Period or (ii) the day on which the Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention to both (1) issue or sell Qualifying APM Securities and (2) apply the net proceeds from such sale to pay deferred interest on the JSDs.
     “Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Trading Day” means a day on which Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.

     “Treasury Dealer” means Citigroup Global Markets Inc. or UBS Securities LLC (or a successor to either of them) or, if UBS Securities LLC, or Citigroup Global Markets Inc. (or a successor to either of them) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.
     “Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, or, to the extent the Federal Reserve Bank of New York ceases to publish that release, the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled “Treasury Bonds, Notes and Bills” as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.
     “Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the Redemption Date).
     “Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the JSDs being redeemed in a tender offer based on a spread to United States Treasury yields.
     “Trust” has the meaning specified in the Recitals.
     “Trust Common Securities” has the meaning specified in the Recitals.
     “Trust Securities” has the meaning specified in the Recitals.
     “Trustee” has the meaning specified in the Recitals.
     “Underwriting Agreement” means the Underwriting Agreement, dated January 24, 2008, among the Trust, the Company and the underwriters named therein.
ARTICLE II
General Terms and Conditions of the JSDs
     Section 2.1. Designation, Principal Amount and Authorized Denomination
     There is hereby authorized a series of Securities designated the Junior Subordinated Debentures (the “JSDs”), the amount of which to be issued will be as set forth in any Corporation Order for the authentication and delivery of JSDs pursuant to the Indenture. The denominations in which JSDs will be issuable are $25 principal amount and integral multiples thereof. The maximum aggregate principal amount of JSDs that may be authenticated and delivered under the Indenture and this Supplemental Indenture is $350,010,000 (except for JSDs authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other JSDs pursuant to Section 3.4, 3.6, 3.7, 9.6 or 11.6 of the Indenture); provided, however, that the Company may from time to time authenticate and deliver under the Indenture and this Supplemental Indenture up to $149,990,000 additional principal amount of JSDs, which JSDs may accrue interest from a different date than the JSDs, as may be specified pursuant to Section 3.1 of the Indenture, so long as if the JSDs are held by the Property Trustee, the conditions set forth in the Amended Trust Agreement with respect to the issuance of additional Capital Securities are satisfied. From time to time the Company may execute and deliver, and upon Corporation Order the Trustee shall authenticate and deliver, additional JSDs.
     Section 2.2. Repayment
          (a) Maturity Date. The principal of, and all accrued and unpaid interest on, all outstanding JSDs will be due and payable on January 31, 2068 or, if such day is not a Business Day, the following Business Day (the “Maturity Date”), regardless of the amount of Qualifying APM Securities the Company may have issued and sold by that time.
          (b) Amendment of the Replacement Capital Covenant. The Company shall not amend the Replacement Capital Covenant to amend the definitions incorporated into this Supplemental Indenture pursuant to Section 1.1 except with the consent of holders of a majority by liquidation amount of the Capital Securities or, if the JSDs have been distributed by the Trust to the holders of the Capital Securities, a majority by principal amount of the JSDs. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the holders of the Capital Securities or the JSDs.
     Section 2.3. Form
     The JSDs will be issued in fully registered definitive form without interest coupons. Principal of and interest on the JSDs issued in definitive form will be payable, the transfer of such JSDs will be registrable and such JSDs will be exchangeable for JSDs bearing identical terms and provisions and notices and demands to or upon the Company in respect of the JSDs and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as will appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar, provided, further, that if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSDs then payment of interest will be made by wire transfer in immediately available funds to a bank account number specified by the Property Trustee. The JSDs may be presented for registration of transfer or exchange at the Securities Registrar Office.
     Section 2.4. Rate of Interest; Interest Payment Dates
          (a) Rate of Interest. The JSDs will bear interest at the rate of 8.500% per annum, from and including January 31, 2008. The interest will accrue from January 31, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, until the principal thereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months with respect to any Interest Period. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the second to last sentence of Section 2.4(b)), including interest deferred pursuant to Section 2.5, will bear Additional Interest, to the extent permitted by law, at the rate described in this paragraph from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.
          (b) Interest Payment Date. Subject to the other provisions hereof, interest on the JSDs will be payable (i) quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2008 (each such date, an “Interest Payment Date”). If any Interest Payment Date occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the relevant Interest Payment Date.
     Section 2.5. Interest Deferral
          (a) Option to Defer Interest Payments. The following provisions shall apply to the JSDs in lieu of Section 3.12 and the first paragraph of Section 10.7 of the Indenture:
               (i) The Company will have the right at any time and from time to time, to defer the payment of interest on the JSDs for one or more consecutive Interest Periods up to 10 years; provided that no Deferral Period will extend beyond the Maturity Date, the date of an Event of Default within the meaning of Section 2.9, or the earlier redemption of the JSDs. Upon termination of any Deferral Period and upon the payment of all deferred interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to this Section 2.5.
               (ii) At the end of any Deferral Period, the Company will pay all deferred interest on the JSDs to the Persons in whose names the JSDs are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.
               (iii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.5(b).
          (b) Payment of Deferred Interest. The Company will not pay deferred interest on the JSDs before the Maturity Date from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Company may pay current interest during a Deferral Period or at any other time from any available funds and (ii) if a Supervisory Event or an Event of Default has occurred and is continuing, then the Company may (but is not obligated to) pay deferred interest with cash from any source. In addition, if the Company sells Qualifying APM Securities pursuant to Section 2.7 but a Supervisory Event arises as a result of the Federal Reserve disapproving the use of the proceeds to pay deferred interest, the Company may use the proceeds for other purposes and continue to defer interest on the JSDs, subject to Section 2.5 (a).
          (c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Section 2.5(b) and Section 2.7 will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later, at any time within 90 days following the date of consummation of the Business Combination). The Company will establish a Special Record Date for the payment of any deferred interest pursuant to this Section 2.5(c) on a date other than an Interest Payment Date.
          (d) Notice of Deferral. The Company will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSDs, to the Property Trustee and the Delaware Trustee no more than 30 and no less than five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Capital Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the JSDs, to each Holder of the JSDs and the Trustee no more than 30 and no less than five Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period will be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.
     Section 2.6. Dividend and Other Payment Stoppages
          (a) During Deferral Period. So long as any JSDs remain Outstanding, if the Company has given notice of its election to defer interest payments on the JSDs but the related Deferral Period has not yet commenced or if a Deferral Period is continuing, the Company will not, and will not permit any Subsidiary to:
               (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;
               (ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or any debt securities or guarantees of the Company that ranks pari passu with or junior in interest upon liquidation to the JSDs; or
               (iii) make any payments under any guarantee by the Company that ranks junior to the Guarantee Agreement;
provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (1) any purchase, redemption or other acquisition of shares of the Company’s capital stock by the Company in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors or consultants, (B) purchases pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including pursuant to a contractually binding stock repurchase plan, (C) a dividend reinvestment or stockholder purchase plan, (D) transactions effected by or for the account of customers of the Company or any of its affiliates or in connection with the distribution, trading or market-making in respect of the Capital Securities or (E) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable Deferral Period, (2) any exchange or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (3) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, (4) any declaration of a dividend in connection with any stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption or purchase of rights pursuant thereto, (5) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock or (6) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the JSDs), provided that such payments are made in accordance with the limitations described in Section 2.7(c) to the extent they apply, and any payment of principal or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities. The distribution restrictions and exceptions in this Section 2.6 will be in lieu of the distribution restrictions and exceptions in Section 3.12 of the Indenture.
          (b) Additional Limitation upon Deferral Lasting over One Year. If any Deferral Period lasts longer than one year, the Company will not repurchase or acquire any securities ranking junior to or pari passu with any Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on the JSDs has been paid, subject to the exceptions listed in clauses (1) through (7) of Section 2.6(a). However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the limitation set forth in this Section 2.6(b) will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later, at any time within 90 days following the date of consummation of the Business Combination).
     Section 2.7. Alternative Payment Mechanism
          (a) Obligation to Issue Qualifying APM Securities. Commencing not later than the earlier of (i) the first Interest Payment Date following the commencement of any Deferral Period on which the Company pays any current interest on the JSDs from any source of funds or (ii) the fifth anniversary of the commencement of such Deferral Period, the Company shall, subject to the occurrence and continuation of a Supervisory Event or a Market Disruption Event as described under Section 2.7(b) and subject to Section 2.5(c), issue one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the JSDs and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with Section 2.5, provided that:
               (i) the foregoing obligations will not apply to the extent that, with respect to deferred interest attributable to the first five years of any Deferral Period, the net proceeds of any issuance of Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) applied during such Deferral Period to pay interest on the JSDs pursuant to this Section 2.7, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied during such Deferral Period, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”); provided that the Common Equity

Issuance Cap will cease to apply after the fifth anniversary of the commencement of any Deferral Period, at which point the Company must pay any deferred interest regardless of the time at which it was deferred, pursuant to this Section 2.7, subject to the Maximum Share Number and any Supervisory Event or Market Disruption Event; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap will cease to apply at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period; and
               (ii) the Company shall not be permitted to issue Qualifying Preferred Stock to pay deferred interest on the JSDs, to the extent that the net proceeds of any issuance of Qualifying Preferred Stock applied to pay interest on the JSDs pursuant to this Section 2.7, together with the net proceeds of all prior issuances of Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the outstanding JSDs (the “Preferred Stock Issuance Cap”); and
               (iii) the Company shall not be permitted to sell more than 45 million shares of Common Stock (such number, as it may be adjusted from time to time, the “Maximum Share Number”) for purposes of paying deferred interest on the JSDs; provided that if the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Maximum Share Number shall be correspondingly adjusted. The Company may, at its discretion and without the consent of the Holders of the JSDs, increase the Maximum Share Number (including through the increase of its authorized share capital, if necessary) if it determines that such increase is necessary to allow it to issue sufficient Common Stock to pay deferred interest on the JSDs
          For the avoidance of doubt, (x) once the Company reaches the Common Equity Issuance Cap for a Deferral Period, the Company will (subject to the proviso in Section 2.7 (a)(i)) not be required to issue more Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified to exclude Common Stock) with respect to deferred interest attributable to the first five years of such Deferral Period pursuant to this Section 2.7, even if the amount referred to in clause (i) of this Section 2.7 subsequently increases because of a subsequent increase in the Current Stock Market Price of Common Stock or the number of outstanding shares of Common Stock, and (y) so long as the definition of Qualifying APM Securities has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion and the Company is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the JSDs, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants.
          (b) Market Disruption Event and Supervisory Event. Section 2.7(a) will not apply with respect to any Interest Payment Date if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent the Trust is the sole Holder of the JSDs) no more than 15 and no less than 10 Business Days before such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event or Supervisory Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Market Disruption Event or Supervisory Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Market Disruption Event or Supervisory Event continued for only part of such period but the Company was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered or (z) the Supervisory Event prevents the Company from applying the net proceeds of sales of Qualifying APM Securities to pay deferred interest on such Interest Payment Date.
          (c) Partial Payment of Deferred Interest.
               (i) If the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest on any Interest Payment Date pursuant to this Section 2.7, such Eligible Proceeds will be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, and payment on each installment of deferred interest will be distributed to Holders of such installment on a pro rata basis.
               (ii) If the Company has outstanding Parity Securities under which the Company is obligated to sell securities that are Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and distributions will be applied to the JSDs and those other Parity Securities on a pro rata basis up to the Maximum Share Number, the Common Equity Issuance Cap and the Preferred Stock Issuance Cap (or comparable provisions in the instruments governing those other Parity Securities, with respect to payments on these instruments) in proportion to the total amounts that are due on the JSDs and such other Parity Securities, or on such other basis as the Federal Reserve may approve. The Company may make such pro rata payments on such Parity Securities so long as it shall have paid or deposited with the Paying Agent for the JSDs or segregated and holds in trust for payment the pro rata amount of deferred interest payable on the JSDs.
          (d) Qualifying APM Securities Definition Change. The Company will send written notice to the Trustee (which notice the Trustee will promptly forward upon receipt to the Administrators, who will forward such notice to each holder of record of Capital Securities) prior to the effective date of any change in the definition of Qualifying APM Securities pursuant to section 8.2 to eliminate Common Stock or Qualifying Warrants.
          (e) Termination of Obligation. The Company’s obligations pursuant to Section 2.7(a) will not apply upon maturity of the JSDs or if an Event of Default with respect to the JSDs has occurred and is continuing.
     Section 2.8. Redemption of the JSDs
          (a) Redemption. Section 11.7 of the Indenture shall not apply to the JSDs. Subject to the prior approval of the Federal Reserve, if then required, the Company may redeem the JSDs (i) in whole or in part, any time on or after January 31, 2013 at a redemption price equal to 100% of the principal amount of JSDs being redeemed plus accrued and unpaid interest through the Redemption Date, (ii) in whole but not in part, at any time prior to January 31, 2013 within 90 days after the occurrence of a Tax Event, Capital Treatment Event or Investment Company Event at a redemption price equal to 100% of the principal amount of JSDs being redeemed plus accrued and unpaid interest to the Redemption Date and (iii) in whole but not in part, at any time prior to January 31, 2013 within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to the Make-Whole Redemption Price. The Company will notify the Trust of the Make-Whole Redemption Price (if applicable) promptly after the calculation thereof and the Trust will have no responsibility for calculating the Make-Whole Redemption Price. The Company may not redeem the JSDs in part if the principal amount of the JSDs has been accelerated and such acceleration has not been rescinded unless all accrued and unpaid interest including deferred interest has been paid in full on all outstanding JSDs for all Interest Periods terminating on or before the Redemption Date. Notice of any redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of JSDs to be redeemed at its registered address.
          (b) Sinking Fund. The JSDs are not entitled to any sinking fund payments or similar provisions.
     Section 2.9. Events of Default
          (a) Paragraphs (a) through (d) of Section 5.1 of the Indenture will not apply to the JSDs, the occurrence of an event described therein will not be an Event of Default with respect to the JSDs, and such paragraphs are replaced with the following subparagraphs (i) through (iii), the occurrence of any of which shall be an Event of Default with respect to the JSDs.
               (i) the default in the payment of interest, including Additional Interest, in full on the JSDs for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;
               (ii) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or
               (iii) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action.
          (b) The JSDs shall not have the benefits of Section 5.3 of the Indenture.
          (c) So long as any JSDs are held by or on behalf of the Trust, the Trustee will provide to the holders of the Capital Securities such notices as it will from time to time provide under Section 6.2 of the Indenture. In addition, the Trustee will provide to the holders of the Capital Securities notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the JSDs within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.
          (d) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the JSDs or the holders of the Capital Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the JSDs will be an Event of Default with respect to the JSDs other than those specified as Events of Default in Section 2.9(a).
          (e) The Company shall not enter into any supplemental indenture with the Trustee to add any additional event of default with respect to the JSDs to the definition of Event of Default without the consent of the Holders of at least a majority in aggregate principal amount of outstanding JSDs.
     Section 2.10. Securities Registrar; Paying Agent; Delegation of Trustee Duties
          (a) The Company appoints The Bank of New York as Securities Registrar and Paying Agent with respect to the JSDs.
          (b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee will not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.
     Section 2.11. Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership
     Each Holder, by such Holder’s acceptance of the JSDs, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such JSDs, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 that has not been paid pursuant to Sections 2.5 and 2.7 to the extent the amount of such interest exceeds the first two years of accumulated and unpaid interest (including compounded interest thereon) on such Holder’s JSDs.
     Section 2.12. Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Capital Securities.
     Section 5.8 of the Indenture will not apply to the JSDs.
     Notwithstanding any other provision in the Indenture, each Holder of the JSDs shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the JSDs on the Maturity Date (or in the case of redemption on the Redemption Date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. So long as any JSDs are held by or on behalf of the Trust, any holder of the Capital Securities issued by the Trust shall have the right, upon (i) the breach by the Company of its obligations under Section 2.7(a) to issue Qualifying APM Securities or (ii) the occurrence of an Event of Default described in Section 2.9(a), to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such Holder of principal of (premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the JSDs having a principal amount equal to the aggregate Liquidation Amount (as defined in the Amended Trust Agreement) of such Capital Securities.

ARTICLE III
Repayment of JSDs
     Section 3.1. Deposit of Repayment Amount
     Before 10:00 a.m., New York City time, on the Maturity Date, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.3 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest on, all the JSDs.
     Section 3.2. Repayment of JSDs
     On presentation and surrender of such JSDs at a Place of Payment specified in the JSDs, the said securities will be paid by the Company at their principal amount, together with accrued interest to the Maturity Date.
ARTICLE IV
Expenses
     Section 4.1. Expenses
     In connection with the offering, sale and issuance of the JSDs to the Property Trustee on behalf of the Trust and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the JSDs, will:
          (a) pay, and reimburse the Trust in full for, all costs and expenses relating to the offering, sale and issuance of the JSDs, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation and indemnification of the Trustee under this Supplemental Indenture in accordance with the provisions of this Supplemental Indenture;
          (b) be responsible for and will pay, and reimburse the Trust in full for, all debts and obligations (except for any amounts owed to holders of the JSDs in their respective capacities as holders) and all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the indemnities, fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrators, the Securities Registrar and the Paying Agent, the costs and expenses relating to the operation of the Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the JSDs; and
          (c) pay, and reimburse the Trust in full for, any and all taxes (other than United States withholding taxes) and all liabilities, costs and other expenses with respect to such taxes of the Trust.

     Such payment obligation includes any such costs, expenses or liabilities of the Trust that are required by applicable law to be satisfied in connection with a dissolution of the Trust.
     Notwithstanding any provision contained herein, Section 10.6 of the Indenture will not apply for the purposes of the JSDs.
     The Company’s obligations under this Section 4.1 will be for the benefit of, and will be enforceable by, any Person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 4.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 4.1.
ARTICLE V
Form of JSDs
     Section 5.1. Form of JSDs
     The JSDs are to be substantially in the following form and will bear any legend required by Section 2.4 of the Indenture and include the Trustee’s certificate of authentication in the form required by Section 2.5 of the Indenture:

No. Issue Date:	Principal Amount: $
M&T Bank Corporation
8.500% Junior Subordinated Debentures due 2068
                    M&T BANK CORPORATION, a corporation organized and existing under the laws of New York (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to M&T Capital Trust IV, or registered assigns, the principal sum of      ($      ) and all accrued and unpaid interest thereof on January 31, 2068, or if such day is not a Business Day, the following Business Day (the “Maturity Date”).
                    The Company further promises to pay interest on said principal sum from and including January 31, 2008, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Interest shall be payable (i) quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2008 (each such date, an “Interest Payment Date”), at the rate of 8.500% per annum, from and including January 31, 2008 (computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period), plus Additional Interest, if any. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.5 of the Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the then-applicable rate described in the second sentence of this paragraph, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. If any Interest Payment Date occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the relevant Interest Payment Date. A "Business Day” will mean any day other than a Saturday, Sunday, or any day on which banking institutions and trust companies in the City of Buffalo, New York or The City of New York are permitted or required by law or executive order to remain closed, or any other day on which the Corporate Trust Office of the Trustee, or, with respect to the Securities of a series initially issued to an Issuer Trust, the “Corporate Trust Office” (as defined in the Amended Trust Agreement) of the Property Trustee or the Delaware Trustee under the Amended Trust Agreement, is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which will be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof will be given to Holders of Securities of this series not less than 10 days before such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
                    So long as no Event of Default has occurred and is continuing, the Company has the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods up to 10 years; provided, however, that no Deferral Period will extend beyond the Maturity Date, the date of an Event of Default, or the earlier redemption of any Securities of this series. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.7 of the Supplemental Indenture, no interest deferred pursuant to Section 2.5 of the Supplemental Indenture will be due and payable during a Deferral Period except at the end thereof.
                    So long as any Securities remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company will not, and will not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any debt securities or guarantees of the Company that rank upon the Company’s liquidation on a parity with this Security (including this Security, the “Parity Securities"), or junior in interest to this Security or (iii) make any payments under any guarantee by the Company that ranks junior to the Guarantee Agreement (other than (a) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors or consultants, (2) purchases pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including pursuant to a contractually binding stock repurchase plan, (3) a dividend reinvestment or stockholder purchase plan, (4) transactions effected by or for the account of customers of the Company or any of its affiliates or in connection with the distribution, trading or market-making in respect of the Capital Securities or (5) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable Deferral Period; (b) any exchange or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or purchase of rights pursuant thereto; (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or (f) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities, provided that such payments are made in accordance with the limitations described in Section 2.7(c) of the Supplemental Indenture to the extent they apply, and any payments of principal or of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities). In addition, if any Deferral Period lasts longer than one year, the Company will not repurchase or acquire any securities ranking junior to or pari passu with any of its Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on this Security has been paid, subject to the exceptions listed above.
                     The Company will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole holder of the Securities, to the Property Trustee and the Delaware Trustee not more than 30 and at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Capital Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Securities, to Holders of the Securities and the Trustee at least five Business Days before the next Interest Payment Date.
                    Payment of the principal of and interest on this Security will be made at the office or agency of the Paying Agent or of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address will appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.
                     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, as defined in the Supplemental Indenture, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and will be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
                     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions will for all purposes have the same effect as if set forth at this place.

                    Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
                    In Witness Whereof, the Company has caused this instrument to be duly executed.

M&T Bank Corporation

By:
PRESIDENT OR VICE PRESIDENT
Attest:

SECRETARY OR ASSISTANT SECRETARY
Trustee’s Certificate of Authentication
This is one of the Securities of the series designated therein referred to in the Indenture referred to hereinafter.

The Bank of New York, as Trustee

By:
Authorized Officer
(FORM OF REVERSE OF JSDs)
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of January 31, 2008 (herein called the “Base Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of January 31, 2008, between the Company and the Trustee (the "Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.
     All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of January 31, 2008, as amended (the “Amended Trust Agreement”), for M&T Capital Trust IV among M&T Bank Corporation, as Sponsor, The Bank of New York, as the Property Trustee and the Delaware Trustee, and the Administrators, will have the meanings assigned to them in the Indenture or the Amended Trust Agreement, as the case may be.
     The Company may redeem this Security (i) in whole or in part, at any time on or after January 31, 2013 at a redemption price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the Redemption Date, (ii) in whole but not in part, at any time prior to January 31, 2013 within 90 days of the occurrence of a Tax Event, Capital Treatment Event or Investment Company Event at a redemption price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the Redemption Date and (iii) in whole but not in part, at any time prior to January 31, 2013 within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to the Make-Whole Redemption Price.
     No sinking fund is provided for the Securities.
     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security will be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, if an Event of Default (other than an Event of Default specified in Sections 5.1(a) through 5.1(d) of the Base Indenture) with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, in the case of the Securities issued to and held by M&T Capital Trust IV, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fails to declare the entire principal and all accrued but unpaid interest of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee, and upon any such declaration the principal amount of and the accrued but unpaid interest (including any Additional Interest) on all the Securities will become immediately due and payable; provided that the payment of principal and interest (including any Additional Interest) on such Securities will remain subordinated to the extent provided in Article XIII of the Base Indenture.
     So long as any Securities are held by or on behalf of M&T Capital Trust IV, any holder of the Capital Securities issued by M&T Capital Trust IV shall have the right, upon (i) the breach by the Company of its obligations under Section 2.7(a) of the Supplemental Indenture to issue Qualifying APM Securities or (ii) the occurrence of an Event of Default described in Section 2.9(a) of the Supplemental Indenture, to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 3.8 of the Base Indenture) interest (including any Additional Interest) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Amended Trust Agreement) of such Capital Securities.
     The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such Security, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 of the Supplemental Indenture that has not been paid pursuant to Sections 2.5 and 2.7 of the Supplemental Indenture to the extent the amount of such interest exceeds the first two years of accumulated and unpaid interest (including compounded interest thereon) on this Security.
     No reference herein to the Indenture and no provision of this Security or of the Indenture will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Before due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee will treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent will be affected by notice to the contrary.
     The Securities are issuable only in registered form without coupons in minimum denominations of $25 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.
     The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Company, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the Prospectus.
     The Indenture and this Security will be governed by and construed in accordance with the laws of the State of New York.
     This is one of the Securities referred to in the within mentioned Indenture.
ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:
(Sign exactly as your name appears on the other side of this Security)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.
ARTICLE VI
Original Issue of JSDs
     Section 6.1. Original Issue of JSDs
     JSDs in the aggregate principal amount of $350,010,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said JSDs in accordance with a Corporation Order. Subject to the maximum aggregate principal amount of JSDs specified in Section 2.1, from time to time after the execution of this Supplemental Indenture, additional JSDs having the same terms (provided that such JSDs, if issued on or after the first Interest Payment Date, shall bear interest from the most recent Interest Payment Date) may be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said JSDs in accordance with a Corporation Order. Any such JSDs shall become part of the same series as the JSDs originally issued hereunder.
     Section 6.2. Calculation of Original Issue Discount
     If during any calendar year any original issue discount shall have accrued on the JSDs, the Company will file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE VII
Subordination
     Section 7.1. Senior Debt
          (a) The subordination provisions of Article XIII of the Indenture will apply to the JSDs, except that for the purposes of the JSDs (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), “Senior Debt” or “Senior Indebtedness” is defined as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:
               (ii) debt for money the Company has borrowed;
               (iii) debt evidenced by a bond, note, debt security, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;
               (iv) debt which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure the Company’s obligations;
               (v) debt issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreements (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);
               (vi) every capital lease obligation of the Company;
               (vii) the Company’s obligation for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements;
               (viii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed, secured by lien on any of its property or assets, or is responsible or liable, directly or indirectly, as obligor or otherwise; and
               (ix) the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company including (1) all indebtedness (whether now or hereafter outstanding) issued under the junior subordinated indenture, dated as of January 31, 1997, between the Company (as successor to First Empire State Corporation) and Bankers Trust Company, as trustee, as the same has been or may be amended, modified, or supplemented from time to time, (2) all indebtedness (whether now or hereafter outstanding) issued under the junior subordinated indenture, dated as of June 6,

1997, between the Company (as successor to First Empire State Corporation) and Bankers Trust Company, as trustee, as the same has been or may be amended, modified, or supplemented from time to time, (3) all indebtedness (whether now or hereafter outstanding) under the indenture dated as of February 4, 1997, between the Company (as successor to ONBANCorp., Inc.) and The Bank of New York, as trustee, as the same has been or may be amended, modified or supplemented from time to time, (4) all indebtedness under the indenture, dated as of December 30, 1996, between the Company (as successor to First Maryland Bancorp) and The Bank of New York, as trustee, as the same has been or may be amended, modified, or supplemented from time to time, (5) all indebtedness under the indenture, dated as of February 4, 1997, between the Company (as successor to First Maryland Bancorp) and The Bank of New York, as trustee, as the same has been or may be amended, modified, or supplemented from time to time, (6) all indebtedness under the indenture, dated as of July 13, 1999, between the Company (as successor to First Maryland Bancorp) and the Bank of New York, as the same has been or may be amended, modified, or supplemented from time to time, (the indentures referred to in this paragraph are collectively referred to as the “Prior Junior Subordinated Debt Indentures”), and (7) any guarantee entered into by the Company or to which the company succeeded in respect of any preferred securities, capital securities or preference stock of an affiliate to which the Company or a successor entity issued any indebtedness under the Prior Junior Subordinated Debt Indentures.
     For purposes of the JSDs, Senior Debt and Senior Indebtedness will exclude the following:
               (i) the guarantee of the Capital Securities;
               (ii) any indebtedness or guarantee that is by its terms subordinated to, or ranks equally with, the JSDs and the issuance of which, in the case of this clause (ii) only, (A) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Federal Reserve or (B) does not at the time of issuance prevent the JSDs from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve; and
               (iii) trade accounts payable and other accrued liabilities arising in the ordinary course of business.
          (b) Notwithstanding the foregoing or any other provision of the Indenture or of this Supplemental Indenture, provided that the Company is not subject to a bankruptcy, insolvency, liquidation or similar proceeding, the priority of the JSDs in right of payment as to Parity Securities is subject to the provisions of Section 2.6 and the Company will be permitted to pay interest or principal on Parity Securities in accordance with Section 2.6.
     Section 7.2. Compliance with Federal Reserve Rules
     The Company will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the JSNs (if then subject to Article XIII of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

ARTICLE VIII
Miscellaneous
     Section 8.1. Effectiveness
     This Supplemental Indenture will become effective upon its execution and delivery.
     Section 8.2. Modification of Supplemental Indenture
     Without the consent of any Holders of the JSDs, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, to eliminate Common Stock or Qualifying Warrants (but not both) from the definition of “Qualifying APM Securities” if the Company has been advised in writing by a nationally recognized independent accounting firm or an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to do so would result in a reduction in its earnings per share as calculated for financial reporting purposes.
     Notwithstanding any other provision in the Indenture or this Supplemental Indenture to the contrary, the Company and the Trustee, without the consent of any holder of JSDs, may enter into a supplemental indenture for the purpose of conforming the terms of the Indenture and/or this Supplemental Indenture and the JSDs to the description of the JSDs contained in the Prospectus Supplement.
     No modification or amendment to the Indenture will be effective against any holder without its consent that would reduce the requirements contained in the Indenture for quorum or voting, or make any change to the subordination of the JSDs in a manner adverse to the holders.
     Section 8.3. Miscellaneous
     The Company will promptly give notice to Holders, in the manner provided for in the Indenture, of any amendment to the definition of “Qualifying APM Securities” eliminating Common Stock or Qualifying Warrants pursuant to Section 8.2.
     Section 8.4. Successors and Assigns
     All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.
     Section 8.5. Further Assurances
     The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.
     Section 8.6. Effect of Recitals
     The recitals contained herein and in the JSDs, except the Trustee’s certificates of authentication, will be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the JSDs. Neither the Trustee nor any Authenticating Agent will be accountable for the use or application by the Company of the JSDs or the proceeds thereof.
     Section 8.7. Ratification of Indenture
     The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 8.8. Governing Law
     This Supplemental Indenture and the JSDs will be governed by and construed in accordance with the laws of the State of New York.
* * * *
     This instrument may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

     In Witness Whereof, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

M&T Bank Corporation

By:	/s/ Ayan Das Gupta Name: Ayan D. Gupta
Title: Group Vice President

The Bank of New York, as Trustee

By:	/s/ Scott I. Klein

Name: Scott I. Klein
Title: Assistant Treasurer